FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-197550-02

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

The depositor has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-197550) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-866-884-2071 (8 a.m. – 5 p.m. EST) or by emailing rbscmbs@rbs.com.

Nothing in this document constitutes an offer to sell or a solicitation to buy securities in any jurisdiction where such offer, solicitation or sale is not permitted. The information contained herein is preliminary as of the date hereof, supersedes any such information previously delivered to you and will be superseded by any information subsequently delivered and ultimately by the final prospectus relating to the securities.  These materials are subject to change, completion, supplement or amendment from time to time.

STATEMENT REGARDING ASSUMPTIONS AS TO SECURITIES, PRICING ESTIMATES AND OTHER INFORMATION

The attached information contains certain tables and other statistical analyses (the “Computational Materials”) which have been prepared in reliance upon information furnished by the Mortgage Loan Sellers.  Numerous assumptions were used in preparing the Computational Materials, which may or may not be reflected herein.  As such, no assurance can be given as to the Computational Materials’ accuracy, appropriateness or completeness in any particular context; or as to whether the Computational Materials and/or the assumptions upon which they are based reflect present market conditions or future market performance.  The Computational Materials should not be construed as either projections or predictions or as legal, tax, financial or accounting advice.  You should consult your own counsel, accountant and other advisors as to the legal, tax, business, financial and related aspects of a purchase of these securities. Any weighted average lives, yields and principal payment periods shown in the Computational Materials are based on prepayment and/or loss assumptions, and changes in such prepayment and/or loss assumptions may dramatically affect such weighted average lives, yields and principal payment periods.  In addition, it is possible that prepayments or losses on the underlying assets will occur at rates higher or lower than the rates shown in the attached Computational Materials.  The specific characteristics of the securities may differ from those shown in the Computational Materials due to differences between the final underlying assets and the preliminary underlying assets used in preparing the Computational Materials.  The principal amount and designation of any security described in the Computational Materials are subject to change prior to issuance.  None of RBS Securities Inc. (“RBSSI”), Wells Fargo Securities, LLC (“WFS”), any other underwriter or dealer participating in this offering, or any of their respective affiliates make any representation or warranty as to the actual rate or timing of payments or losses on any of the underlying assets or the payments or yield on the securities. The information in this presentation is based upon management forecasts and reflects prevailing conditions and management’s views as of this date, all of which are subject to change.  In preparing this presentation, we have relied upon and assumed, without independent verification, the accuracy and completeness of all information available from public sources or which was provided to us by or on behalf of the Mortgage Loan Sellers or which was otherwise reviewed by us.

This free writing prospectus contains certain forward-looking statements.  If and when included in this free writing prospectus, the words “expects”, “intends”, “anticipates”, “estimates” and analogous expressions and all statements that are not historical facts, including statements about our beliefs or expectations, are intended to identify forward-looking statements.  Any forward-looking statements are made subject to risks and uncertainties which could cause actual results to differ materially from those stated.  Those risks and uncertainties include, among other things, declines in general economic and business conditions, increased competition, changes in demographics, changes in political and social conditions, regulatory initiatives and changes in customer preferences, many of which are beyond our control and the control of any other person or entity related to this offering.  The forward-looking statements made in this free writing prospectus are made as of the date stated on the cover.  We have no obligation to update or revise any forward-looking statement.

RBS is a trade name for the investment banking business of RBSSI. Securities, syndicated loan arranging, financial advisory and other investment banking activities are performed by RBSSI and their securities affiliates.  Lending, derivatives and other commercial banking activities are performed by The Royal Bank of Scotland plc and their banking affiliates.  RBSSI is a member of SIPC, FINRA and the NYSE.

Wells Fargo Securities is the trade name for the capital markets and investment banking services of Wells Fargo & Company and its subsidiaries, including but not limited to Wells Fargo Securities, LLC, a member of NYSE, FINRA, NFA and SIPC, Wells Fargo Institutional Securities, LLC, a member of FINRA and SIPC, Wells Fargo Prime Services, LLC, a member of FINRA, NFA and SIPC, and Wells Fargo Bank, N.A. Wells Fargo Securities, LLC carries and provides clearing services for Wells Fargo Institutional Securities, LLC customer accounts. Wells Fargo Securities, LLC, Wells Fargo Institutional Securities, LLC, and Wells Fargo Prime Services, LLC are distinct entities from affiliated banks and thrifts.

IMPORTANT NOTICE REGARDING THE OFFERED CERTIFICATES

The offered certificates referred to in these materials and the asset pool backing them are subject to modification or revision (including the possibility that one or more classes of certificates may be split, combined or eliminated at any time prior to issuance or availability of a final prospectus) and are offered on a “when, as and if issued” basis. Prospective investors should understand that, when considering the purchase of the offered certificates, a contract of sale will come into being no sooner than the date on which the relevant class of certificates has been priced and the underwriters have confirmed the allocation of certificates to be made to investors; any “indications of interest” expressed by any prospective investor, and any “soft circles” generated by the underwriters, will not create binding contractual obligations for such prospective investors, on the one hand, or the underwriters, the depositor or any of their respective agents or affiliates, on the other hand.

As a result of the foregoing, a prospective investor may commit to purchase certificates that have characteristics that may change, and each prospective investor is advised that all or a portion of the certificates referred to in these materials may be issued that differ from the characteristics described in these materials. The underwriters’ obligation to sell certificates to any prospective investor is conditioned on the certificates and the transaction having the characteristics described in these materials. If the underwriters determine that a condition is not satisfied in any material respect, such prospective investor will be notified, and neither the depositor nor the underwriters will have any obligation to such prospective investor to deliver any portion of the offered certificates which such prospective investor has committed to purchase, and there will be no liability between the underwriters, the depositor or any of their respective agents or affiliates, on the one hand, and such prospective investor, on the other hand, as a consequence of the non-delivery.

Each prospective investor has requested that the underwriters provide to such prospective investor information in connection with such prospective investor’s consideration of the purchase of the certificates described in these materials. These materials are being provided to each prospective investor for informative purposes only in response to such prospective investor’s specific request. The underwriters described in these materials may from time to time perform investment banking services for, or solicit investment banking business from, any company named in these materials. The underwriters and/or their affiliates or respective employees may from time to time have a long or short position in any security or contract discussed in these materials.

The information contained herein supersedes any previous such information delivered to any prospective investor and will be superseded by information delivered to such prospective investor prior to the time of sale.

IMPORTANT NOTICE RELATING TO AUTOMATICALLY-GENERATED EMAIL DISCLAIMERS
Any legends, disclaimers or other notices that may appear at the bottom of, or attached to, any email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential, are not applicable to these materials and should be disregarded.  Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

THE INFORMATION IN THIS STRUCTURAL AND COLLATERAL TERM SHEET IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS TERM SHEET IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

WFRBS 2014-C25
Class X-A and X-B Compostion by Bond Components	11/19/2014

Class X-A Components **									Class X-A Components (Cumulative) **
	Class A-1	Class A-2	Class A-3	Class A-4	Class A-5	Class A-SB	Class A-S	Total X-A		Class A-1	Class A-2	Class A-3	Class A-4	Class A-5	Class A-SB	Class A-S	Total X-A
Total	5.55%	5.99%	4.46%	37.42%	32.55%	8.34%	5.68%	100.00%	Total	5.55%	5.99%	4.46%	37.42%	32.55%	8.34%	5.68%	100.00%

Year 1	1.83%	1.34%	0.74%	4.69%	3.96%	1.27%	0.69%	14.54%	Year 1	1.83%	1.34%	0.74%	4.69%	3.96%	1.27%	0.69%	14.54%
Year 2	1.54%	1.30%	0.72%	4.57%	3.87%	1.24%	0.68%	13.92%	Year 2	3.37%	2.64%	1.47%	9.26%	7.83%	2.51%	1.37%	28.45%
Year 3	1.22%	1.24%	0.69%	4.34%	3.66%	1.18%	0.64%	12.96%	Year 3	4.59%	3.88%	2.16%	13.60%	11.49%	3.69%	2.01%	41.42%
Year 4	0.76%	1.19%	0.66%	4.17%	3.52%	1.13%	0.61%	12.05%	Year 4	5.35%	5.08%	2.82%	17.77%	15.01%	4.82%	2.62%	53.46%
Year 5	0.20%	0.91%	0.64%	4.01%	3.38%	1.09%	0.59%	10.82%	Year 5	5.55%	5.99%	3.46%	21.78%	18.39%	5.90%	3.21%	64.28%
Year 6	0.00%	0.00%	0.62%	3.88%	3.27%	0.96%	0.57%	9.30%	Year 6	5.55%	5.99%	4.07%	25.66%	21.67%	6.86%	3.78%	73.58%
Year 7	0.00%	0.00%	0.39%	3.68%	3.10%	0.70%	0.53%	8.40%	Year 7	5.55%	5.99%	4.46%	29.34%	24.76%	7.56%	4.31%	81.98%
Year 8	0.00%	0.00%	0.00%	3.53%	2.97%	0.47%	0.51%	7.49%	Year 8	5.55%	5.99%	4.46%	32.88%	27.73%	8.04%	4.82%	89.47%
Year 9	0.00%	0.00%	0.00%	3.39%	2.85%	0.25%	0.49%	6.98%	Year 9	5.55%	5.99%	4.46%	36.27%	30.58%	8.29%	5.31%	96.45%
Year 10	0.00%	0.00%	0.00%	1.15%	1.97%	0.05%	0.37%	3.55%	Year 10	5.55%	5.99%	4.46%	37.42%	32.55%	8.34%	5.68%	100.00%

Class X-B Components **									Class X-B Components (Cumulative) **
	Class B	Class C	Class D	B						Class B	Class C	Class D	Total X B
Total	15.81%	2.96%	81.23%	100.00%					Total	15.81%	2.96%	81.23%	100.00%

Year 1	1.93%	0.36%	9.83%	12.13%					Year 1	1.93%	0.36%	9.83%	12.13%
Year 2	1.96%	0.35%	9.62%	11.93%					Year 2	3.89%	0.71%	19.46%	24.06%
Year 3	1.77%	0.33%	9.05%	11.16%					Year 3	5.66%	1.04%	28.51%	35.21%
Year 4	1.69%	0.32%	8.68%	10.69%					Year 4	7.35%	1.36%	37.19%	45.90%
Year 5	1.62%	0.31%	8.34%	10.26%					Year 5	8.97%	1.67%	45.53%	56.17%
Year 6	1.59%	0.30%	8.07%	9.95%					Year 6	10.56%	1.96%	53.60%	66.12%
Year 7	1.42%	0.28%	7.58%	9.28%					Year 7	11.98%	2.25%	61.18%	75.40%
Year 8	1.35%	0.27%	7.25%	8.88%					Year 8	13.33%	2.52%	68.43%	84.28%
Year 9	1.28%	0.26%	6.95%	8.49%					Year 9	14.61%	2.78%	75.38%	92.77%
Year 10	1.19%	0.18%	5.86%	7.23%					Year 10	15.81%	2.96%	81.23%	100.00%

**Assumes 100 CPY to Call Scenario

WFRBS 2014-C25
Loan Contribution to Class X-A and X-B	11/19/2014

Class X-A and X-B Loan Components (Sorted by % of PV to  X-A) **
					Total Interest	Total Interest	PV of Interest	PV of Interest	Percent of PV	Percent of PV
Loan	Loan No.	Trust Balance	% of Total Deal	Net Loan Rate	to X-A	to X-B	to X-A	to X-B	to X-A	to X-B
Colorado Mills	2	100,000,000	11.42%	4.254%	5,651,556	364,133	4,797,123	301,434	10.24%	7.83%
Plaza Vista	3	67,600,000	7.72%	4.242%	3,964,594	254,998	3,342,834	208,671	7.14%	5.42%
Tobin Lofts	7	34,457,384	3.93%	4.772%	3,125,720	399,443	2,641,689	327,170	5.64%	8.50%
Four Seasons Hotel - Seattle	4	42,000,000	4.80%	4.442%	2,942,838	273,961	2,490,430	225,958	5.32%	5.87%
529 Bryant Street	5	38,600,000	4.41%	4.422%	2,745,844	252,585	2,315,812	207,187	4.94%	5.38%
Granada Gardens	6	34,500,000	3.94%	4.552%	2,721,504	288,728	2,298,194	237,375	4.91%	6.17%
St. Johns Town Center	1	100,000,000	11.42%	3.793%	2,468,452	(318,987)	2,112,228	(264,272)	4.51%	-6.86%
Madison Park Office Portfolio	8	29,000,000	3.31%	4.562%	2,308,759	247,188	1,949,521	203,221	4.16%	5.28%
Clarkwood Greens	10	23,600,000	2.69%	4.552%	1,861,666	197,507	1,572,098	162,379	3.36%	4.22%
Twin Falls Portfolio	13	18,455,952	2.11%	4.738%	1,619,892	194,752	1,370,710	160,856	2.93%	4.18%
All Storage Keller Haslet & Katy	12	19,850,000	2.27%	4.498%	1,420,967	147,452	1,202,776	120,744	2.57%	3.14%
Georgia MHC Portfolio	16	16,479,050	1.88%	4.672%	1,378,692	160,418	1,165,823	132,161	2.49%	3.43%
Brookstone Park Apartments	9	24,500,000	2.80%	4.212%	1,359,657	82,807	1,149,287	67,380	2.45%	1.75%
DoubleTree - Virginia Beach	11	20,000,000	2.28%	4.372%	1,319,072	116,532	1,115,216	95,160	2.38%	2.47%
Six Trails Apartments	18	13,125,000	1.50%	4.712%	1,188,548	147,262	1,002,758	120,344	2.14%	3.13%
Southgate Mall	22	11,186,037	1.28%	4.772%	1,014,008	125,456	857,025	103,348	1.83%	2.68%
New York Self Storage Portfolio	19	12,483,924	1.43%	4.602%	983,536	108,620	832,000	89,493	1.78%	2.32%
Residences at 865 East	14	16,850,000	1.92%	4.222%	946,848	56,863	800,316	46,660	1.71%	1.21%
Elsinore Courtyard Apartments	20	12,200,000	1.39%	5.282%	863,785	112,320	787,126	101,791	1.68%	2.64%
Creekside Village of Fairfield	24	9,800,000	1.12%	4.972%	783,293	96,544	692,468	84,431	1.48%	2.19%
276 Post Road West	28	8,750,000	1.00%	4.622%	761,147	86,310	640,069	70,644	1.37%	1.83%
Vista Verde Apartments	15	16,650,000	1.90%	4.252%	715,613	41,954	633,587	36,659	1.35%	0.95%
The Village at Mirror Lake	25	9,250,000	1.06%	4.432%	662,573	61,734	558,973	50,659	1.19%	1.32%
Hawthorne 40 Shopping Center	31	7,715,156	0.88%	4.652%	634,713	72,824	536,771	59,997	1.15%	1.56%
John Alden Apartments	26	9,087,907	1.04%	4.422%	602,356	57,046	510,162	46,706	1.09%	1.21%
AMCP Portfolio	29	8,000,000	0.91%	4.368%	530,659	44,287	448,709	36,505	0.96%	0.95%
Great Petaluma Mill	32	6,841,061	0.78%	4.522%	500,899	51,458	423,932	42,399	0.91%	1.10%
Kensington Commons	21	12,000,000	1.37%	4.452%	462,001	37,207	422,921	33,876	0.90%	0.88%
Desert Sky Festival	27	8,983,388	1.03%	4.282%	491,698	34,594	418,021	28,591	0.89%	0.74%
Academy Sports - Anderson, SC	33	6,250,000	0.71%	4.532%	477,620	49,653	403,712	40,858	0.86%	1.06%
Villages of Capital Pointe	49	3,800,000	0.43%	5.122%	451,428	64,471	380,600	53,028	0.81%	1.38%
Cornerstone Apartments	38	5,000,000	0.57%	4.752%	446,457	56,422	377,361	46,214	0.81%	1.20%
Crossing at Sun Meadow	34	5,780,500	0.66%	4.522%	442,560	45,602	373,844	37,498	0.80%	0.97%
Crossing at Burke Regency	36	5,440,000	0.62%	4.522%	416,491	42,916	351,823	35,289	0.75%	0.92%
La Quinta Plainfield	37	5,293,147	0.60%	4.572%	405,963	45,224	343,476	37,039	0.73%	0.96%
Villa Nueva	45	4,194,820	0.48%	4.830%	397,291	50,658	335,698	41,729	0.72%	1.08%
Inn at Queen Anne	40	4,544,275	0.52%	4.722%	396,052	49,176	334,817	40,280	0.71%	1.05%
Chesapeake Pointe Apts	35	5,500,000	0.63%	4.434%	387,098	37,415	327,130	30,562	0.70%	0.79%
The Falls at Tampa Bay	23	11,000,000	1.26%	4.042%	352,613	3,994	312,635	3,478	0.67%	0.09%
Village on Lorna	46	4,194,667	0.48%	4.672%	350,940	40,834	296,755	33,641	0.63%	0.87%
Sherman Crossroads	42	4,325,000	0.49%	4.582%	350,557	38,196	295,979	31,402	0.63%	0.82%
855 Ridge Lake	48	4,150,000	0.47%	4.672%	347,361	41,776	293,719	34,217	0.63%	0.89%
All Storage Old Denton	41	4,400,000	0.50%	4.498%	314,975	32,685	266,610	26,765	0.57%	0.70%
Abbey Park Apartments	30	7,957,705	0.91%	4.072%	305,380	6,655	261,717	5,542	0.56%	0.14%
Elsea Mobile Village	39	4,993,210	0.57%	4.252%	272,480	17,816	231,124	14,680	0.49%	0.38%
Cathedral Towne Villas Apartments	51	3,675,154	0.42%	4.472%	256,334	25,842	217,020	21,161	0.46%	0.55%
Walgreens - Savannah	52	3,600,000	0.41%	4.402%	254,090	22,814	213,946	18,672	0.46%	0.48%
Sunrise Plaza	55	2,887,000	0.33%	4.702%	248,242	28,502	211,386	23,791	0.45%	0.62%
Shaw’s Supermarkets Land Lease	44	4,257,500	0.49%	4.242%	237,328	15,105	201,086	12,431	0.43%	0.32%
Stones Crossing II & Mooresville II & III	50	3,725,000	0.43%	5.022%	219,894	26,338	200,820	23,925	0.43%	0.62%
Sharon Park	17	16,475,328	1.88%	3.763%	217,072	(27,721)	198,951	(25,231)	0.42%	0.66%
Crossing at Allen Square	54	3,052,000	0.35%	4.522%	233,664	24,077	197,383	19,798	0.42%	0.51%
Texas Avenue at Redmond	53	3,100,000	0.35%	4.492%	228,327	23,602	193,032	19,300	0.41%	0.50%
Lewisville Shopping Center	47	4,169,289	0.48%	4.262%	226,857	14,894	192,942	12,356	0.41%	0.32%
Brunswick Apartments	43	4,293,968	0.49%	4.122%	195,737	7,180	166,314	5,916	0.36%	0.15%
College MHC	57	2,100,000	0.24%	4.752%	190,635	24,115	161,057	19,741	0.34%	0.51%
Shops at Bay City Mall	56	2,147,255	0.25%	4.642%	175,154	20,625	148,134	16,893	0.32%	0.44%
Honeydale MHP	59	1,498,241	0.17%	5.102%	170,550	24,171	143,963	19,905	0.31%	0.52%
Maxwell Apartments	58	1,997,366	0.23%	4.472%	139,312	14,045	117,946	11,500	0.25%	0.30%

Totals/WA		875,766,284	100.00%		55,139,354	4,663,076	46,839,561	3,849,907	100.00%	100.00%
**Assumes 100 CPY to Call Scenario